Exhibit 2.2

AGREEMENT AND PLAN OF MERGER
dated as of February 7, 2018
by and among
TALLGRASS DEVELOPMENT, LP,
TALLGRASS DEVELOPMENT HOLDINGS, LLC,
TALLGRASS EQUITY, LLC,
TALLGRASS ENERGY GP, LP,
and, for certain limited purposes,
TALLGRASS ENERGY HOLDINGS, LLC

DISCLOSURE MATERIALS

Disclosure Schedule 3.3	- No Conflict; Consents

Disclosure Schedule 3.5	- Litigation; Laws and Regulations

Disclosure Schedule 3.7	- Management Projections and Budget

Disclosure Schedule 3.9	- Licenses; Permits

Disclosure Schedule 3.11	- Disclosed Liabilities

APPENDICES

Appendix A	- Merger Sub, TE, the Partnership and Development Designated Personnel

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of February 7, 2018 (this “Agreement”), is by and among Tallgrass Development, LP, a Delaware limited partnership (“Development”), on the one hand, and Tallgrass Equity, LLC, a Delaware limited liability company (“TE”), Tallgrass Development Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of TE (“Merger Sub”), and Tallgrass Energy GP, LP, a Delaware limited partnership (the “Partnership”), on the other hand. In addition, Tallgrass Energy Holdings, LLC, a Delaware limited liability company (“Holdings”), is a party to this Agreement for the limited purposes set forth in Section 2.7, Article V and Article VI.
RECITALS
WHEREAS, in anticipation of the transactions contemplated below, TE has formed Merger Sub;
WHEREAS, prior to the execution of this Agreement, Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), assigned its ownership of (i) a 100% membership interest in Rockies Express Holdings, LLC, a Delaware limited liability company (“Tallgrass Holdco”), (ii) a 2% membership interest in Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company (“Pony Express”), and (iii) 5,619,218 common units (“Subject Common Units”) representing limited partner interests of Tallgrass Energy Partners, LP, a Delaware limited partnership (“TEP”), including, for the avoidance of doubt, all rights to receive cash distributions on such Subject Common Units payable to Operations by virtue of its being a unitholder of record of TEP as of January 31, 2018, to Development, pursuant to that certain Assignment Agreement, effective as of February 1, 2018, by and between Operations and Development (the “Operations Assignment”);
WHEREAS, following the Operations Assignment and prior to the execution and delivery of this Agreement, Development assigned its ownership of (i) a 100% membership interest in Operations and (ii) a 2% membership interest in Pony Express to TEP and its designees, pursuant to that certain Purchase and Sale Agreement, effective as of February 1, 2018, by and between Development and TEP (the “TEP Purchase Agreement”);
WHEREAS, following the Operations Assignment and the assignments contemplated by the TEP Purchase Agreement, Development owns (i) a 100% membership interest in Tallgrass Holdco (the “Tallgrass Holdco Interest”), which owns a 25.01% membership interest (the “REX Interest”) in Rockies Express Pipeline LLC, a Delaware limited liability company (“REX”), and (ii) the Subject Common Units (together with the Tallgrass Holdco Interest, the “Development Assets”);
WHEREAS, this Agreement contemplates that the Development Limited Partners (as defined below) will be entitled to, and will receive, the cash distribution to be paid by TEP in respect of the Subject Common Units on or about February 14, 2018 (the “Q4 Distribution”);
WHEREAS, the parties desire to vest the Development Assets in Merger Sub, in exchange for equity interests to be issued by TE and by the Partnership, on behalf of Merger Sub, to holders of limited partner interests in Development (the “Development Limited Partners”), and the parties desire to effect these transactions through the mechanism of the merger of Development with and into Merger Sub upon the terms and subject to the conditions set forth in this Agreement (the “Merger”);
WHEREAS, upon the consummation of the Merger, Merger Sub will be the surviving company of the Merger;
WHEREAS, the Conflicts Committee has previously (i) received the opinion of Evercore Group L.L.C. (the “Financial Advisor”), its financial advisor, that, subject to the qualifications and assumptions set forth therein, the consideration to be paid pursuant to the Merger is fair to the Partnership and its limited partners unaffiliated with the General Partner from a financial point of view, (ii) approved the Merger and this Agreement (which approval constituted “Special Approval” pursuant to the Partnership Agreement (defined herein)), and (iii) recommended that the Board of Directors (the “Board of Directors”) of TEGP Management, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), approve the Merger and this Agreement;

WHEREAS, the Board of Directors has approved the Merger and this Agreement;
WHEREAS, the Partnership, (i) for itself, (ii) in its capacity as the managing member of TE, and (iii) in its capacity as the managing member of TE, in its capacity as the sole member of Merger Sub, has approved the Merger and this Agreement, pursuant to the Delaware Limited Liability Company Act (the “DLLCA”);
WHEREAS, a majority of members of TE (other than the Partnership) have approved the Merger and this Agreement pursuant to Section 6.8(f) of that certain Second Amended and Restated Limited Liability Company Agreement of TE, dated as of May 12, 2015 (the “TE LLC Agreement”); and
WHEREAS, the board of managers of Holdings has determined that the Merger is advisable and fair to, and in the best interests of Development, and approved this Agreement and the Merger upon the terms and subject to the conditions set forth in this Agreement, pursuant to the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”).

AGREEMENT
In consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:
Article I
DEFINITIONS
Section 1.1    Definitions.
The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity.
“Affiliate,” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, that with respect to Merger Sub, TE and the Partnership, the term “Affiliate” shall exclude Development and Holdings. No Person shall be deemed an Affiliate of any Person solely by reason of the exercise or existence of rights, interests or remedies under this Agreement.
“Agreement” has the meaning ascribed to such term in the preamble.
“Applicable Law” has the meaning ascribed to such term in Section 3.3(a).
“Board of Directors” has the meaning ascribed to such term in the recitals.
“Ceiling Amount” has the meaning ascribed to such term in Section 6.10(a).
“Certificate of Merger” has the meaning ascribed to such term in Section 2.2(b).
“Class A Share” has the meaning given to such term in the Partnership Agreement.
“Class B Share” has the meaning given to such term in the Partnership Agreement.
“Closing” has the meaning ascribed to such term in Section 2.2.
“Closing Date” has the meaning ascribed to such term in Section 2.2.
“Code” means the Internal Revenue Code of 1986, as amended.
“Conflicts Committee” means the conflicts committee of the Board of Directors.
“Control” and its derivatives mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Damages” means liabilities and obligations, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting litigation, arbitration and/or any governmental investigation or inquiry.

“Deductible Amount” has the meaning ascribed to such term in Section 6.10(a).
“Development” has the meaning ascribed to such term in the preamble.
“Development Assets” has the meaning ascribed to such term in the recitals.
“Development Indemnified Parties” has the meaning ascribed to such term in Section 6.2.
“Development Limited Partners” has the meaning ascribed to such term in the recitals.
“Development LP Agreement” means the Second Amended and Restated Limited Partnership Agreement of Development, dated as of May 11, 2015.
“Direct Claim” has the meaning ascribed to such term in Section 6.9.
“Disclosed Liabilities” has the meaning ascribed to such term in Section 3.11(b).
“Disclosure Schedule” has the meaning ascribed to such term in Article III.
“DLLCA” has the meaning ascribed to such term in the recitals.
“DRULPA” has the meaning ascribed to such term in the recitals.
“Effective Time” has the meaning ascribed to such term in Section 2.2(b).
“ERISA” has the meaning ascribed to such term in Section 3.12(a).
“Financial Advisor” has the meaning ascribed to such term in the recitals.
“Fundamental Representations” has the meaning ascribed to such term in Section 6.3.
“GAAP” means generally accepted accounting principles in the United States of America.
“General Partner” has the meaning ascribed to such term in the recitals.
“Governmental Authority” means any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.
“Holdings” has the meaning ascribed to such term in the preamble.
“Knowledge,” as used in this Agreement with respect to a party hereof, means the actual knowledge of that party’s designated personnel. The designated personnel for Development, Merger Sub, TE and the Partnership are set forth on Appendix A.
“Lien” means any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, restriction (whether on voting, sale, transfer, disposition or otherwise and excluding any restrictions in this Agreement) or other encumbrance of every type and description.
“Material Adverse Effect” means (1) prevents or delays or impairs the ability of Development and/or Holdings to perform their respective obligations under this Agreement or (2) a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of REX, TEP or Development, other than any effect or change (a) that impacts the natural gas transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (b) in United States or global political or economic conditions or financial markets in general, or

(c) resulting from the announcement of the transactions contemplated by this Agreement and the taking of any actions contemplated by this Agreement, provided, that in the case of clauses (a) and (b), the impact on REX, TEP or Development, as applicable, is not materially disproportionate to the impact on similarly situated parties in the natural gas transportation industry, or (ii) the ability of the parties to perform their obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
“Merger” has the meaning ascribed to such term in the recitals.
“Merger Consideration” has the meaning ascribed to such term in Section 2.7.
“Merger Sub” has the meaning ascribed to such term in the preamble.
“Minimum Claim Amount” has the meaning ascribed to such term in Section 6.10(a).
“Notice” has the meaning ascribed to such term in Section 7.4.
“Operations” has the meaning ascribed to such term in the recitals.
“Operations Assignment” has the meaning ascribed to such term in the recitals.
“Partnership” has the meaning ascribed to such term in the preamble.
“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 12, 2015.
“Partnership Indemnified Parties” has the meaning ascribed to such term in Section 6.1.
“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.
“Permits” has the meaning ascribed to such term in Section 3.9.
“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the assets owned by REX, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the assets owned by REX to which they pertain; (iv) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (v) pipeline, utility and similar easements and other rights in respect of surface operations; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with REX’s business; and (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.
“Plan” has the meaning ascribed to such term in Section 3.12(a).
“Pony Express” has the meaning ascribed to such term in the recitals.
“Q4 Distribution” has the meaning ascribed to such term in the recitals.
“REX” has the meaning ascribed to such term in the recitals.

“REX Interest” has the meaning ascribed to such term in the recitals.
“REX LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of REX dated effective as of January 1, 2010, among Tallgrass Holdco (as successor by assignment to Kinder Morgan W2E Pipeline LLC), TEP REX Holdings, LLC (as successor by assignment to Sempra REX Holdings, LLC) and P66REX LLC (f/k/a COPREX LLC), as amended by that certain Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of REX effective November 13, 2012, among Kinder Morgan W2E Pipeline LLC, Sempra REX Holdings, LLC, Tallgrass Holdco and P66REX LLC, and that certain Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of REX effective May 5, 2016, among Tallgrass Holdco, Sempra REX Holdings, LLC and P66REX LLC.
“Securities Act” means the Securities Act of 1933, as amended.
“Subject Common Units” has the meaning ascribed to such term in the recitals.
“Surviving Company” has the meaning ascribed to such term in Section 2.1.
“Tallgrass Holdco” has the meaning ascribed to such term in the recitals.
“Tallgrass Holdco Interest” has the meaning ascribed to such term in the recitals.
“Tallgrass Holdco LLC Agreement” means that certain Limited Liability Company Agreement of Tallgrass Holdco, dated as of September 5, 2012.
“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof.
“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.
“TE” has the meaning ascribed to such term in the recitals.
“TE LLC Agreement” has the meaning ascribed to such term in the recitals.
“TE Units” has the meaning of “Unit” ascribed to such term in Section 3.1(a) of the TE LLC Agreement.
“TE Unit Quantity” means 27,554,785 TE Units.
“TEP” has the meaning ascribed to such term in the recitals.
“TEP Partnership Agreement” means that certain Amended and Restated Agreement of Limited Partnership of TEP, dated as of May 17, 2013, as amended.
“TEP Purchase Agreement” has the meaning ascribed to such term in the recitals.
“TEP’s ’34 Act Filings” has the meaning ascribed to such term in Section 3.10.

“Third Party Indemnity Claim” has the meaning ascribed to such term in Section 6.4(a).
“Transfer Taxes” has the meaning ascribed to such term in Section 5.1.
“Unaffiliated Unitholders” means holders of Class A Shares other than Holdings, the General Partner, holders of Class B Shares, and their respective Affiliates.
Section 1.2    Construction.
In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.
ARTICLE II
THE MERGER; CLOSING
Section 2.1    The Merger.
Upon the terms and subject to the conditions of this Agreement, at the Effective Time and in accordance with the DLLCA and DRULPA, Development shall be merged with and into Merger Sub pursuant to which (a) the separate limited partnership existence of Development shall cease, (b) Merger Sub shall be the surviving entity in the Merger (the “Surviving Company”) and shall continue its existence under the Applicable Law of the State of Delaware, and (c) all of the properties, rights, privileges, powers and franchises of Development and Merger Sub will vest in the Surviving Company, and all of the debts, liabilities, obligations and duties of Development and Merger Sub will become the debts, liabilities, obligations and duties of the Surviving Company.
Section 2.2    Closing; Effective Time.

(a)	The closing of the Merger (the “Closing”) will be held on February 7, 2018 (the “Closing Date”) at the offices of TE at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211.

(b)
As soon as practicable on the Closing Date, the parties shall cause a certificate of merger in a form agreed by the parties to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DLLCA and DRULPA. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such other time as the parties shall agree and as shall be specified in the Certificate of Merger. The date and time when the Merger shall become effective is herein referred to as the “Effective Time.”

Section 2.3    Effects of the Merger.
The Merger shall have the effects provided for herein and in the applicable provisions of the DLLCA and DRULPA. At the Effective Time, by virtue of the Merger and without any action on the part of Development, Merger Sub, or the Development Limited Partners or the holders of any interests in TE, the limited partnership interests in Development outstanding immediately prior to the Effective Time shall be automatically converted into and shall thereafter represent the right to receive the Merger Consideration.

Section 2.4    Certificate of Formation; Limited Liability Company Agreement.
From and after the Effective Time, (a) the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Company until amended in accordance with the provisions thereof and Applicable Law and (b) the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Company until amended in accordance with the provisions thereof and Applicable Law.
Section 2.5    Officers.
From and after the Effective Time, the officers of Merger Sub serving immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified in accordance with the Applicable Laws of the State of Delaware and the relevant Merger Sub governing documents, as the case may be.
Section 2.6    Subsequent Actions.

(a)
If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or Development acquired or to be acquired by the Surviving Company as a result of or in connection with the Merger or otherwise to carry out this Agreement, the officers of the Surviving Company shall be authorized to execute and deliver, in the name of and on behalf of either Merger Sub or Development, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of such limited partnership or limited liability company, as applicable, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

(b)
Subject to the terms and conditions of this Agreement and Applicable Law, the parties hereto shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

Section 2.7    Merger Consideration.
The aggregate interests to be issued on behalf of Merger Sub in respect of the Merger shall be the “Merger Consideration”. At the Closing, the Merger Consideration shall be issued as follows:

(a)
TE shall issue, on behalf of Merger Sub, to each Development Limited Partner a pro rata number of TE Units equal to the product of (i) each Development Limited Partner’s percentage of limited partner interest in Development and (ii) the TE Unit Quantity, which product shall be adjusted as provided in Section 2.7(c); provided, however, that Holdings in its capacity as a Development Limited Partner hereby directs TE to issue the TE Units that Holdings is entitled to receive, as its pro rata share of the Merger Consideration, to each of Holdings’ members in accordance with the written notice provided to the Conflicts Committee on the date hereof.

(b)
TEGP shall issue, on behalf of TE and Merger Sub, to each Development Limited Partner a pro rata number of Class B Shares equal to the number of TE Units issued to the Development Limited Partner pursuant to Section 2.7(a), as adjusted pursuant to Section 2.7(c); provided, however, that Holdings in its capacity as a Development Limited Partner hereby directs TEGP to issue the Class B Shares that Holdings is entitled to receive as its pro rata share of the Merger

Consideration to each of Holdings’ members in accordance with the written notice provided to the Conflicts Committee on the date hereof.

(c)	Notwithstanding any other provision of this Agreement, no fractional Class B Shares or TE Units will be issued.

(d)	The general partner interest in Development shall be cancelled and the holder thereof shall receive no consideration in respect thereof pursuant to the Merger.
Section 2.8    Q4 Distribution.
Notwithstanding that Development has the right (assigned by the record holder of the Subject Common Units on the record date for the payment of the Q4 Distribution) to receive the Q4 Distribution, Development hereby authorizes the payment of the Q4 Distribution to the Development Limited Partners and, in addition, authorizes TE, Holdings, or any of their respective Affiliates to cause such payment to be made directly to the Development Limited Partners rather than to Development or the Surviving Company. Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, such authorization is only effective with respect to the distribution to be paid by TEP in respect of the Subject Common Units on or about February 14, 2018 and does not apply to (i) any distribution to be paid by TEP in respect of any other interest in TEP owned by TE or its subsidiaries or (ii) any distribution to be paid by TEP in respect of the Subject Common Units after February 14, 2018.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF DEVELOPMENT
Development hereby represents and warrants to Merger Sub, TE and the Partnership, as of the Closing Date and except as disclosed in the disclosure schedules delivered to Merger Sub, TE and the Partnership on the date of this Agreement (collectively, the “Disclosure Schedule”) (it being understood that any information set forth on any Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number, unless it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement), as follows:
Section 3.1    Organization.

(a)
Development is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

(b)
Tallgrass Holdco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Tallgrass Holdco is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)
Holdings is limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Holdings is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)
REX is limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. REX is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.2    Authority and Approval.

(a)
Development has full limited partnership power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery by Development of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the obligations hereof to be performed by Development have been duly authorized and approved by all requisite limited partnership action on the part of Development.

(b)
This Agreement has been duly executed and delivered by Development and constitutes the valid and legally binding obligation of Development, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)
Holdings has full limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery by Holdings of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the obligations hereof to be performed by Holdings have been duly authorized and approved by all requisite limited liability company action on the part of Holdings.

(d)
This Agreement has been duly executed and delivered by Holdings and constitutes the valid and legally binding obligation of Holdings, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.3    No Conflict; Consents.
Except as set forth on Disclosure Schedule 3.3:

(a)
the execution, delivery and performance of this Agreement by Development and Holdings does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership, limited partnership agreement, certificate of formation, limited liability company agreement or equivalent governing instruments of Development, Holdings, Tallgrass Holdco, TEP or REX; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Development, Holdings, Tallgrass Holdco, TEP or REX (“Applicable Law”); (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Development, Holdings, Tallgrass Holdco, TEP or REX is a party or by which any of them or any of the assets owned by REX or TEP are bound; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the assets owned by REX or TEP under any such indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

(b)
no notice to or consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by Development, Holdings, Tallgrass Holdco, TEP or REX in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) for those which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4    Capitalization; Title to Assets.

(a)
Development owns, beneficially and of record, the Tallgrass Holdco Interest and the Subject Common Units and, pursuant to the Merger, Merger Sub will hold, immediately upon closing of the Merger, good title, free and clear of all Liens, to the Development Assets (except as set forth in this Agreement, the Tallgrass Holdco LLC Agreement, the TEP Partnership Agreement, and restrictions under applicable federal and state securities laws). Tallgrass Holdco owns, beneficially and of record, the REX Interest and upon Closing will hold good title, free and clear of all Liens, to the REX Interest (except as set forth in this Agreement, the REX LLC Agreement, and restrictions under applicable federal and state securities laws). Neither the Development Assets nor the REX Interest are subject to any agreements or understandings with respect to the voting or transfer thereof, stockholders agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights or proxy arrangements (except as set forth in this Agreement, the Tallgrass Holdco LLC Agreement, the TEP Partnership Agreement, the REX LLC Agreement, and restrictions under applicable federal and state securities laws). The Subject Common Units, the Tallgrass Holdco Interest and the REX Interest have been duly authorized and are validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA or Sections 27-607 and 17-8004 of the DRULPA, as applicable).

(b)
There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Development any equity interests of or in Development, (ii) no commitments on the part of Development to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Development reserved for issuance for any such purpose. Development has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement and the Development LP Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Development. Development owns no equity interests in any other Person other than the Subject Common Units, the Tallgrass Holdco Interest and (indirectly) the REX Interest.

(c)
There are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Tallgrass Holdco any equity interests of or in Tallgrass Holdco, (ii) no commitments on the part of Tallgrass Holdco to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no equity securities of Tallgrass Holdco reserved for issuance for any such purpose. Tallgrass Holdco has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests. Except for this Agreement and the Tallgrass Holdco LLC Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of Tallgrass Holdco. Tallgrass Holdco owns no equity interests in any other Person other than the REX Interest. Tallgrass Holdco has made all required capital contributions to REX through the date hereof.

(d)
Except as contemplated by the REX LLC Agreement: (i) there are (x) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from REX any equity interests of or in REX, (y) no commitments on the part of REX to issue membership interests, shares, subscriptions, warrants, options, convertible securities or other similar rights, and (z) no equity securities of REX reserved for issuance for any such purpose; (ii) REX has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or interests; and (iii) except for this Agreement and the REX LLC Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any equity securities of REX. REX owns no equity interests in any other Person.

Section 3.5    Litigation; Laws and Regulations.
Except as set forth on Disclosure Schedule 3.5:

(a)
There are no (i) Actions pending or, to Development’s Knowledge, threatened that (i) question or involve the validity or enforceability of any of Holdings’ or Development’s obligations under this Agreement or (ii) seek (A) to prevent or delay the consummation by Holdings and/or Development of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.

(b)
None of Development, Holdings, or Tallgrass Holdco is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.6    Brokerage Arrangements.
None of Tallgrass Holdco, Development (or any Development Limited Partner), or Holdings (or any member of Holdings) has entered (directly or indirectly) into any agreement with any Person that would obligate Development or any of Development’s post-Closing Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the Assignment Agreement or the transactions contemplated hereby or thereby.

Section 3.7    Conflicts Committee Matters.

(a)
Neither Holdings nor Development has intentionally withheld disclosure from the Conflicts Committee or its advisors of any fact that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)
The projections and budgets identified on Disclosure Schedule 3.7, which were provided to the Financial Advisor by Development and its Affiliates as part of the Conflicts Committee’s review in connection with this Agreement, were prepared based upon assumptions that Development’s management believed to be reasonable as of the dates thereof and hereof, were consistent in all material respects with Development management’s expectations at the time they were prepared, and are consistent in all material respects with Development management’s expectations as of the date hereof.

Section 3.8    Books and Records.
Accurate copies of the respective books of account, minute books and stock or other equity record books of Development have been made available for inspection to TE and the Partnership.
Section 3.9    Licenses; Permits.
As of the date of this Agreement, except as set forth in Disclosure Schedule 3.9, each of Development and Tallgrass Holdco has all licenses, permits and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of its business as now being conducted (collectively, “Permits”), except, in each case, for such items for which the failure to obtain or have waived would not result in a Material Adverse Effect.
Section 3.10    Transactions with Affiliates.
Except as otherwise disclosed in TEP’s public filings pursuant to the Securities and Exchange Act of 1934, as amended (“TEP’s ’34 Act Filings”), neither Development nor Tallgrass Holdco is a party to any agreement, contract or arrangement between itself, on the one hand, and Holdings or any Development Limited Partner (or any Affiliate thereof).
Section 3.11    Matters Relating to Development.

(a)
Development owns no assets other than (i) its direct ownership of the Tallgrass Holdco Interest and the Subject Common Units and (ii) its indirect ownership (through Tallgrass Holdco) of the REX Interest.

(b)
Except as set forth in TEP’s ’34 Act Filings or on Disclosure Schedule 3.11 (such matters set forth in TEP’s ’34 Act Filings or listed on such Disclosure Schedule are referred to herein as the “Disclosed Liabilities”), there are no liabilities or obligations of Development or Tallgrass Holdco of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, or arising under contract, or otherwise, other than (x) those liabilities and/or obligations incidental to its existence and status as a Delaware limited partnership or limited liability company, such as annual fees owed to the State of Delaware and fees owed to a Delaware registered agent, (y) liabilities of Development arising out of its ownership of the Subject Common Units, and (z) liabilities of Tallgrass Holdco arising out of its ownership of the REX Interest.

Section 3.12    No Employees; ERISA.

(a)
Neither Development nor Tallgrass Holdco employs any employees. There exists no “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) for which Development or Tallgrass Holdco would have any liability (each, a “Plan”) that is subject to Title IV of ERISA or Section 412 of the Code.

(b)
Each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

Section 3.13    No Adverse Change.
Since December 31, 2016, there has been no Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MERGER SUB, TE AND THE PARTNERSHIP
Merger Sub, TE and the Partnership, jointly and severally, hereby represent and warrant to Development as follows:
Section 4.1    Organization and Existence.
Each of Merger Sub, TE and the Partnership is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.
Section 4.2    Authority and Approval.

(a)
Each of Merger Sub, TE and the Partnership has full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement, and each has full limited liability company or limited partnership power and authority, as applicable, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of all of the obligations hereof to be performed by Merger Sub, TE and the Partnership have been duly authorized and approved by all requisite limited liability company and limited partnership action of Merger Sub, TE and the Partnership, as applicable.

(b)
This Agreement has been duly executed and delivered by or on behalf of each of Merger Sub, TE and the Partnership and constitutes the valid and legally binding obligation of each of Merger Sub, TE and the Partnership, enforceable against each of Merger Sub, TE and the Partnership in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3    No Conflict; Consents.

(a)
The execution, delivery and performance of this Agreement by each of Merger Sub, TE and the Partnership does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of formation or limited liability company agreement of each of Merger Sub and TE or the certificate of limited partnership or limited partnership agreement of the Partnership; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Merger Sub, TE or the Partnership or any property or asset of Merger Sub, TE or the Partnership; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Merger Sub, TE or the Partnership is a party or by which it is bound or to which any of its property is subject.

(b)
No consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to Merger Sub, TE or the Partnership regarding the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby, except as have been waived or obtained or with respect to which the time for asserting such right has expired.

Section 4.4    Brokerage Arrangements.
Neither of Merger Sub, TE nor the Partnership has entered (directly or indirectly) into any agreement with any Person that would obligate Merger Sub, TE or the Partnership or any of their Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby or thereby.
Section 4.5    Litigation.
There are no Actions pending or, to the Partnership’s Knowledge, threatened that (i) question or involve the validity or enforceability of any of Merger Sub, TE or the Partnership’s obligations under this Agreement, or (ii) seek (or reasonably might be expected to seek) (A) to prevent or delay the consummation by Merger Sub, TE or the Partnership of the transactions contemplated by this Agreement or (B) damages in connection with any such consummation.
Section 4.6    Investment Intent.
Each of TE and Merger Sub is accepting the Development Assets for its own account with the present intention of holding such interests for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws. Each of Merger Sub, TE and the Partnership acknowledges that neither the Tallgrass Holdco Interest nor the Subject Common Units will be registered under the Securities Act or any applicable state securities law, and that such Development Assets may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.
ARTICLE V
TAX MATTERS
Section 5.1    Transfer Taxes.
All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall be borne by TE. TE shall file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

Section 5.2    Liability for Taxes.

(a)
Except for Transfer Taxes, Holdings and the Development Limited Partners shall bear and be liable for their allocable share of any Taxes imposed on or incurred by or with respect to Development (including any Taxes attributable to or arising out of the Operations Assignment or the TEP Purchase Agreement) or the Development Assets with respect to any taxable period or portion thereof ending on or prior to the Closing Date; provided that, such liability shall be allocated to Holdings and the Development Limited Partners by reference to their respective ownership interests in Development, Applicable Law, and the applicable allocation provisions in the Development LP Agreement, at the relevant time.

(b)
TE shall bear and be liable for any Taxes imposed on or incurred by or with respect to Development or the Development Assets with respect to any taxable period or portion thereof beginning after the Closing Date.

(c)
Except for U.S. federal income Taxes imposed on or attributable to the ownership of the Development Assets, whenever it is necessary for purposes of this Article V to determine the amount of any Taxes imposed on or incurred by or with respect to Development or the Development Assets for a taxable period beginning before and ending after the Closing Date which is allocable to the period ending on or prior to the Closing Date, the determination shall be made, in the case of property or ad valorem taxes or franchise taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by pro rating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such partial period constitutes a separate taxable period applicable to Development or the Development Assets and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis). With respect to any federal income Taxes imposed on or attributable to the ownership of the Development Assets for the taxable period beginning on January 1, 2018, (i) any allocable income from TEP or REX attributable to Development’s ownership for U.S. federal income tax purposes of the Development Assets on and prior to the Closing Date shall be included in Development’s final U.S. federal income Tax Return for the short taxable period ending on the Closing Date, and (ii) any allocable income from TEP or REX attributable to TE’s ownership for U.S. federal income tax purposes of the Development Assets beginning after the Closing Date shall be included in TE’s U.S. federal income Tax Return; provided that, the parties shall determine allocable income from TEP or REX by reference to the allocation provisions in the TEP Partnership Agreement and the REX LLC Agreement, as applicable, unless otherwise required under Applicable Law. Notwithstanding anything to the contrary herein, any franchise tax paid or payable with respect to Development or the Development Assets shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such franchise tax.

(d)
If TE or its Affiliates receives a refund of any Taxes that Holdings or the Development Limited Partners are responsible for hereunder, or if Holdings or the Development Limited Partners receive a refund of any Taxes that TE is responsible for hereunder, the party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder. The parties shall cooperate in order to take all necessary and reasonable steps to claim any such refund.

Section 5.3    Tax Returns.

(a)
Except with respect to Tax Returns applicable to REX or TEP and except with respect to Transfer Taxes, with respect to any Tax Return attributable to a taxable period ending on or before the Closing Date that is required to be filed either before or after the Closing Date with respect to Development or the Development Assets, Holdings and the Development Limited Partners shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, and cause such Tax Return to be filed timely with the appropriate Governmental Authority.

(b)
Except with respect to Tax Returns applicable to REX or TEP, with respect to any Tax Return attributable to a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date with respect to Development or the Development Assets, TE shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Holdings and the Development Limited Partners, and cause such Tax Return to be filed timely with the appropriate Governmental Authority. TE shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return provided that TE shall have a right to recover from Holdings the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 5.2(a)).

(c)
Except with respect to Tax Returns applicable to REX or TEP, with regard to any Tax Return not yet filed for any taxable period that begins before the Closing Date with respect to Development or the Development Assets, the parties shall cause each such Tax Return to be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Applicable Law), and to the extent any items are not covered by past practices, in accordance with reasonable tax accounting practices selected by the filing party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the non-filing party.

Section 5.4    Tax Treatment and Related Covenants.

(a)
The parties intend that the transactions pursuant to this Agreement will, for federal income Tax (and related state income Tax) purposes, be reported as a merger of Development into TE governed by the “assets-over” form described in Treasury Regulation Section 1.708-1(c)(3)(i), in which (i) Development is the “terminated” partnership, and (ii) the transactions are a tax-free transfer under Code Section 721(a), except to the extent any portion of the allocable assumed liabilities must be treated as the proceeds of a taxable sale of a portion of the assets of Development pursuant to Section 707 of the Code and the regulations thereunder.

(b)
The parties agree to treat any allocable assumed liability as a “qualified liability” within the meaning of Treasury Regulation Section 1.707-5(a)(6) to the maximum extent permitted thereunder. Each party agrees not to assert, in connection with any Tax Return, tax audit or similar proceeding, any position inconsistent with the allocations and determinations described in this Section 5.4.

Section 5.5    Cooperation Regarding Allocation of Purchase Price.
To the extent that any portion of the allocable assumed liabilities is treated as received pursuant to a sale pursuant to Treasury Regulations Section 1.707-3, the parties shall cooperate to prepare an allocation of the allocable assumed liabilities among the various classes of the Development Assets in accordance with and as provided by Section 1060 of the Code. The parties agree that, except as otherwise required by Applicable Law, any Tax Returns or other tax information they may file or cause to be filed with any Government Authority shall be prepared and filed consistently with any such agreed upon allocation. The parties agree that, to the extent required by Applicable Law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.
Section 5.6    Conflict.
The obligations set forth in this Article V shall survive until the date that is ninety (90) days after the expiration of the applicable statute of limitations (including all periods of extension and tolling). In the event of a conflict between the provisions of this Article V and any other provisions of this Agreement, the provisions of this Article V shall control.
Section 5.7    Post-Closing Matters.
Unless required by Applicable Law, after the Closing Date, neither TE nor any Affiliate of TE shall (i) make or change any Tax election, (ii) file any amended Tax Return to the extent relating to any taxable period, or portion thereof, ending on or before the Closing Date, (iii) take any action or omit to take any action, or (iv) extend the statute of limitations for any Tax Return relating to any taxable period, or portion thereof, ending on or before the Closing Date which in each case of (i), (ii), and (iii), (x) is inconsistent with past tax accounting practices of Development (unless such past practices are no longer permissible under Applicable Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under Applicable Law), in accordance with reasonable tax accounting practices and (y) results in (I) increasing the liability of Holdings or any Development Limited Partner or any Affiliate thereof for Taxes or (II) the shifting of (a) income from a taxable period or portion thereof beginning after the Closing Date to a taxable period or portion thereof ending on or before the Closing Date or (b) deductions from a taxable period or portion thereof ending on or before the Closing Date to a taxable period or portion thereof beginning after the Closing Date.
ARTICLE VI
INDEMNIFICATION
Section 6.1    Indemnification of the Partnership.
Subject to the limitations set forth in this Agreement, Holdings, from and after the Closing Date, shall indemnify, defend and hold Merger Sub, TE and the Partnership, their subsidiaries and their respective directors, officers, and employees, and the officers, directors and employees of the General Partner (the “Partnership Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by any Partnership Indemnified Party relating to, as a result of, or arising out of (i) any breach or inaccuracy of a representation or warranty of Development in this Agreement, (ii) any breach of any agreement or covenant on the part of Development made under this Agreement or in connection with the transactions contemplated hereby, and/or (iii) the Disclosed Liabilities. For purposes of this Section 6.1, whether Development has breached any of its representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or the term “Material Adverse Effect”).
Section 6.2    Indemnification of Development.
Subject to the limitations set forth in this Agreement, TE, from and after the Closing Date, shall indemnify, defend and hold the Development Limited Partners and Development General Partner and their respective securityholders, directors, officers, and employees (the “Development Indemnified Parties”) harmless from and against any and all Damages suffered or incurred by the Development Indemnified Parties as a result of or arising out of (i) any breach or inaccuracy of a representation or warranty of the Partnership in this Agreement, or (ii) any breach of any agreement or covenant on the part of the Partnership made under this Agreement or in connection with the transactions contemplated hereby. For purposes of this Section 6.2, whether Merger Sub, TE or the Partnership has breached any of their representations and warranties herein shall be determined without giving effect to any qualification as to “materiality” (including the word “material” or the term “Material Adverse Effect”).

Section 6.3    Survival.
All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any party hereto, provided that the representations and warranties set forth in Article III and Article IV shall terminate and expire on the date that is fifteen (15) months following the Closing Date, except (a) the representations and warranties of Development set forth in Section 3.1 (Organization), Section 3.2 (Authority and Approval), Section 3.4 (Capitalization; Title to Assets), Section 3.6 (Brokerage Arrangements), Section 3.7 (Conflicts Committee Matters) and Section 3.11 (Matters Relating to Development) (collectively, the “Fundamental Representations”), which shall survive forever; and (b) the representations and warranties of the Partnership set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Approval) and Section 4.4 (Brokerage Arrangements), which shall survive forever. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article VI on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article VI to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 6.3, no claim presented in writing for indemnification pursuant to this Article VI on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The indemnification obligations under this Article VI or elsewhere in this Agreement shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence or strict liability of the indemnified party.
Section 6.4    Demands.

(a)
Each indemnified party hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such claims for indemnity involving third-party claims being collectively referred to herein as the “Third Party Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement.

(b)
Notwithstanding the foregoing, if the indemnified party fails to notify the indemnifying party thereof in accordance with the provisions of this Agreement in sufficient time to permit the indemnifying party or its counsel to defend against a Third Party Indemnity Claim and to make a timely response thereto, the indemnifying party’s indemnity obligation relating to such Third Party Indemnity Claim shall not be relieved except in the event and only to the extent that the indemnifying party is prejudiced or damaged by such failure.

Section 6.5    Right to Contest and Defend.

(a)
The indemnifying party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Indemnity Claim for which it is called upon to indemnify the indemnified party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within thirty (30) days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Third Party Indemnity Claim. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.

(b)
The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the indemnifying party does not elect to contest any such Third Party Indemnity Claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party assumes the defense of a Third Party Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Indemnity Claim, which releases the indemnified party completely in connection with such Third Party Indemnity Claim and which would not otherwise adversely affect the indemnified party as determined by the indemnified party in its sole discretion.

(c)
Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Indemnity Claim) if the Third Party Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.6    Cooperation.
If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Third Party Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Third Party Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Third Party Indemnity Claim.
Section 6.7    Right to Participate.
The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Third Party Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such Persons.
Section 6.8    Payment of Damages.
The indemnification required hereunder shall be made by periodic payments of the amount of Damages in connection therewith within ten (10) days as and when reasonably specific bills are received by, or Damages are incurred and reasonable evidence thereof is delivered to, the indemnifying party. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds received from third parties credited to or received by the indemnified party related to the Damages.
Section 6.9    Direct Claim.
Any claim by an indemnified party with respect to any Damages which do not result from a Third Party Indemnity Claim (a “Direct Claim”) will be asserted by giving the indemnifying party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable. The indemnifying party will have a period of ninety (90) days from receipt of such Direct Claim within which to respond to such Direct Claim. If the indemnifying party does not respond within such ninety (90) day period, the indemnifying party will be deemed to have accepted such Direct Claim. If the indemnifying party rejects such Direct Claim, the indemnified party will be free to seek enforcement of its rights to indemnification under this Agreement.
Section 6.10    Limitations on Indemnification.

(a)
To the extent that the Partnership Indemnified Parties would otherwise be entitled to indemnification for Damages pursuant to Section 6.1(i), Holdings shall be liable only if (i) the Damages with respect to any individual claim exceed $80,000 (the “Minimum Claim Amount”) and (ii) the Damages for all claims that exceed the Minimum Claim Amount exceed, in the aggregate, $4,000,000 (the “Deductible Amount”), and then Holdings shall be liable only for Damages to the extent of any excess over the Deductible Amount. In no event shall Holdings’s aggregate liability to the Partnership Indemnified Parties under Section 6.1 exceed $40,000,000 (the “Ceiling Amount”). Notwithstanding the foregoing, the Minimum Claim Amount, the Deductible Amount and the Ceiling Amount shall not apply to breaches or inaccuracies of representations and warranties contained in the Fundamental Representations.

(b)
Additionally, neither TE nor Holdings will be liable as an indemnitor under this Agreement for any consequential, incidental, special, indirect or exemplary damages suffered or incurred by the indemnified party or parties except to the extent resulting pursuant to Third Party Indemnity Claims.

Section 6.11    Sole Remedy.
No party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VI (other than claims or causes of action arising from fraud).
ARTICLE VII
MISCELLANEOUS
Section 7.1    Acknowledgments.
Each party acknowledges that it has relied on the representations and warranties of the other party expressly and specifically set forth in this Agreement, including, in the case of Merger Sub, TE and the Partnership, the Disclosure Schedule attached hereto. Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether expressed, implied or statutory, oral or written, past or present, are specifically disclaimed.
Section 7.2    Cooperation; Further Assurances.
Each of the parties shall use their respective commercially reasonable efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement. Each of the parties acknowledges that certain actions may be necessary with respect to the matters and actions contemplated by this Agreement such as making notifications and obtaining consents or approvals or other clearances that are material to the consummation of the transactions contemplated hereby, and each agrees to take all appropriate action and to do all things necessary, proper or advisable under Applicable Laws and regulations to make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Agreement will require any party hereto to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other burdensome condition which would in any such case be material to its assets, liabilities or business in order to obtain any consent or approval or other clearance required by this Agreement.

Section 7.3    Expenses.
Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.
Section 7.4    Notices.
Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery or by fax, as follows:

If to Development, addressed to:
Tallgrass Development, LP
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel
Tel: (913) 928-6010
Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
Attention: Mollie Duckworth
Tel: (512) 322-2551
Fax: (512) 322-8362

If to Holdings, addressed to:
Tallgrass Energy Holdings, LLC
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel
Tel: (913) 928-6010
Fax: (913) 928-6011
with copies (which shall not constitute notice) to:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, Texas 78701
Attention: Mollie Duckworth
Tel: (512) 322-2551
Fax: (512) 322-8362

If to Merger Sub, addressed to:
Tallgrass Development Holdings, LLC

4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel
Tel: (913) 928-6010
Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002
Attention: John Goodgame
Tel: (713) 220-8144
Fax: (713) 236-0822

If to TE, addressed to:
Tallgrass Equity, LLC
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel
Tel: (913) 928-6010
Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002
Attention: John Goodgame
Tel: (713) 220-8144
Fax: (713) 236-0822

If to the Partnership, addressed to:
Tallgrass Energy GP, LP
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: General Counsel
Tel: (913) 928-6010
Fax: (913) 928-6011
with copies (which shall not constitute notice) to:
Tallgrass Energy GP, LP
4200 W. 115th Street, Suite 350
Leawood, KS 66211
Attention: Conflicts Committee
Tel: (913) 928-6010
Fax: (913) 928-6011

Akin Gump Strauss Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002
Attention: John Goodgame
Tel: (713) 220-8144
Fax: (713) 236-0822

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.
Section 7.5    Governing Law.

(a)
This Agreement shall be subject to and governed by the laws of the State of Delaware. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts in the State of Kansas and to venue in the state courts in Johnson County, Kansas and in the federal courts of Wyandotte County, Kansas.

(b)
EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(c)
Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with Article VI).

Section 7.6    Public Statements.
The parties hereto shall consult with each other and no party shall issue any public announcement or statement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, unless the party desiring to make such announcement or statement, after seeking such consent from the other parties, obtains advice from legal counsel that a public announcement or statement is required by Applicable Law or stock exchange regulations.
Section 7.7    Entire Agreement; Amendments and Waivers.

(a)
This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party to this Agreement agrees that no other party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein.

(b)
No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 7.8    Conflicting Provisions.
This Agreement sets forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In this Agreement, specific provisions prevail over general provisions.
Section 7.9    Binding Effect and Assignment.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any party hereto without the prior written consent of each other party. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for express language with respect to the Partnership Indemnified Parties and the Development Indemnified Parties contained in the indemnification provisions of Article VI.
Section 7.10    Severability.
If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Merger Sub, TE, the Partnership and Development shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.
Section 7.11    Interpretation.
It is expressly agreed by the parties that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
Section 7.12    Headings and Disclosure Schedule.
The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedule and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Disclosure Schedule and such Exhibits are incorporated in the definition of “Agreement.”
Section 7.13    Multiple Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 7.14    Action by the Partnership.
With respect to any action, notice, consent, approval or waiver that is required to be taken or given or that may be taken or given by the Partnership with respect to the transactions contemplated hereby, such action, notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.
* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DEVELOPMENT:

TALLGRASS DEVELOPMENT, LP

By:	Tallgrass Energy Holdings, LLC, its general partner
By: /s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

MERGER SUB:

TALLGRASS DEVELOPMENT HOLDINGS, LLC

By:	Tallgrass Equity, LLC, its member
By: /s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

TE:

TALLGRASS EQUITY, LLC

By: /s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

THE PARTNERSHIP:

TALLGRASS ENERGY GP, LP

By:	TEGP Management, LLC, the general partner of Tallgrass Energy GP, LP
By: /s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Executed by Tallgrass Energy Holdings, LLC as of the date first above written, solely for purposes of its obligations and rights under Section 2.7, Article V and Article VI of this Agreement

HOLDINGS:

TALLGRASS ENERGY HOLDINGS, LLC

By: /s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Appendix A

Merger Sub, TE, the Partnership and Development Designated Personnel

Development Designated Personnel:

•	David G. Dehaemers, Jr.

•	William R. Moler

•	Gary J. Brauchle

•	Christopher R. Jones

Merger Sub’s, TE’s and the Partnership’s Designated Personnel:

•	David G. Dehaemers, Jr.

•	William R. Moler

•	Gary J. Brauchle

•	Christopher R. Jones